Exhibit 23.3

GORDON
ASSOCIATES
INC.

BUSINESS VALUATION & FINANCIAL CONSULTING

APRIL 13, 2007

Mr. Paul J. Milbury

Chief Financial Officer

Starent Networks, Corp.

30 International Place

Tewksbury, MA 01876

Dear Mr. Milbury:

We hereby consent to the inclusion in the registration statement on Form S-1 of Starent Networks, Corp. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Starent Networks, Corp. and to references to our firm’s name therein, and also to the reference to our firm under the heading “Experts” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Gordon Associates Inc.

By:	/s/ Howard J. Gordon
Name:	Howard J. Gordon
Title:	President

ONE STATE STREET • SUITE 750 • BOSTON, MASSACHUSETTS 02109

617-227-2707  •  FAX: 612-227-7625